EXECUTION VERSION

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into by and between Gold Royalty Corp., a company incorporated under the laws of Canada (the “Company”) and Samuel Mah, currently residing in the City of Maple Ridge in the Province of British Columbia (the “Executive”).

WHEREAS the Company and the Executive entered into a Letter Employment Agreement on July 1, 2021 (the “Old Agreement”);

AND WHEREAS the parties wish to enter into a formal executive employment agreement on the terms and conditions set forth herein;

AND WHEREAS it is the intention of the parties that this Agreement reflects the terms and conditions of the Executive’s continued employment and replaces, in its entirety, the Old Agreement;

NOW, THEREFORE, for the consideration set forth herein, the parties agree as follows:

1. Employment.

1.1 The Executive’s employment began on June 1, 2021 pursuant to the Old Agreement, and will continue under the terms and conditions of this Agreement effective on the date of execution of this Agreement and continue for an indefinite term subject to termination in accordance with Section 3. This Agreement replaces the Old Agreement in its entirety.

1.2 The Executive shall be employed by the Company as its Vice President, Evaluations.

1.3 The Executive shall report to the Chief Development Officer of the Company and will keep the Company informed of all material matters concerning the Executive’s duties.

1.4 The Executive’s duties shall include those executive, managerial and administrative tasks consistent with Executive’s title and position with the Company and those that are commensurate therewith which the Chief Executive Officer, Chief Development Officer and/or the board of directors of the Company (the “Board of Directors”) may delegate to the Executive from time to time. The Executive’s duties and responsibilities shall include, but are not limited to the following:

(a)

assisting the Chief Executive Officer and Chief Development Officer in establishing and implementing operational and financial strategies and policies of the Company as approved by the Board of Directors;

(b)

assisting the Chief Executive Officer, Chief Development Officer and Board of Directors in the preparation of business plans as required from time to time for review and approval by the Board of Directors;

(c)	identifying potential mergers and acquisition targets and assisting the Chief Executive Officer, Chief Development Officer and Board of Directors in reviewing and assessing such opportunities;

(d)	meeting regularly and as required with the Chief Executive Officer, Chief Development Officer and/or Board of Directors to review material issues and participate in planning; and

(e)

performing such other duties consistent with the Executive’s position which the Chief Executive Officer, Chief Development Officer and/or Board of Directors shall, from time to time, reasonably direct.

1.5 The Chief Executive Officer, Chief Development Officer and/or the Board of Directors may vary the conditions, duties and services provided by the Executive from time to time according to the operational and other needs of the Company and its subsidiaries, provided that the Executive’s duties will reasonably reflect the duties and responsibilities conferred by this Agreement. The Executive agrees to serve, at no additional remuneration, in such other executive capacities and to assume such responsibilities and perform such duties consonant with the Executive’s position as the Chief Executive Officer and/or the Board of Directors may reasonably require and assign to the Executive, including with the Company’s subsidiaries.

1.6 The Executive shall comply with all Company policies and procedures, which may be amended by the Board of Directors from time to time.

1.7 The Executive shall serve the Company faithfully, honestly, diligently, and to the best of the Executive’s ability. Except as contemplated herein, the Executive shall devote his full business time, skill and attention to their duties on behalf of the Company. It is acknowledged and agreed that the Executive is or may become a director, trustee, officer, shareholder or investor in other businesses, ventures, entities, institutions and organizations during the term of this Agreement and may devote time, care and attention thereto so long as doing so does not materially adversely affect the Executive’s ability to devote sufficient time and energy to properly discharge their duties hereunder.

1.8 The Executive warrants and represents that the performance of the terms of this Agreement and the employment of the Executive with the Company do not and will not breach any confidentiality, non-competition, non-solicitation or proprietary rights agreement entered into by the Executive with any third party prior to the Executive’s employment with the Company.

1.9 The Executive shall be employed primarily at the Company’s head office at Vancouver, British Columbia. The Executive may be required to travel on Company business during the term of employment.

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2. Remuneration.

2.1 The Company shall pay the Executive an annual base salary (the “Base Salary”) and, in addition, the Executive will be entitled to additional variable cash compensation, in an amount commensurate to the Executive’s role and position and determined in accordance with any bonus, profit sharing or short term incentive compensation program which may be established by the Board of Directors either for the Executive or for senior officers of the Company (the “Annual Bonus”). As of the date hereof, the Base Salary is $280,000 (Canadian dollars). The Base Salary will be subject to annual review by the Board of Directors but there shall be no requirement to increase the Base Salary annually.

2.2 The Executive’s Base Salary and Annual Bonus shall be payable in accordance with the Company’s normal payroll practices or on such other basis as mutually agreed between the Company and the Executive and shall be subject to deductions in respect of statutory remittances, including, without limitation, deductions for income tax, pension plan premiums and employment insurance premiums.

2.3 The Executive will be entitled to participate in the Company’s Long-term Incentive Plan, as may be amended, modified or restated and replaced from time to time (the “Plan”) in accordance with the terms thereof as in effect from time to time. The Company will grant to the Executive awards under the Plan in such amount as may be determined by the Board of Directors, or any applicable committee thereof, from time to time based on and commensurate with the Executive’s performance and position with the Company. Each grant will be subject to a separate grant agreement between the Company and the Executive under the Plan.

2.4 The Executive shall, to the extent eligible, be entitled to participate at a level commensurate with his position in all of the Company’s employee benefit, welfare and retirement plans and programs, as well as equity plans, employee incentive plans and bonus plans, provided by the Company to its senior officers in accordance with the terms thereof as in effect from time to time. The Company reserves the right to amend or cancel any such plans at any time in its sole discretion, subject to the terms of such plans and applicable law.

2.5 The Executive shall be entitled to participate in any fringe benefits or perquisites which other senior officers of the Company are entitled to receive, subject to the terms and conditions of such fringe benefits or perquisites.

2.6 The Executive will be entitled to five weeks of paid vacation per calendar year, and, at the Executive’s election, such entitlements may be paid out in cash in lieu of time taken.

2.7 Upon submission of appropriate documentation in accordance with its policies in effect from time to time, the Company shall pay or reimburse the Executive for all reasonable business expenses which the Executive incurs in the performance of his duties under this Agreement, including, but not limited to, travel, entertainment, professional dues and subscriptions, and all dues, fees, and expenses associated with membership in various professional, business, and civic associations and societies in which the Executive participates in accordance with the Company’s policies in effect from time to time.

2.8 Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to the Executive pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company and pursuant to any such law, government regulation or stock exchange listing requirement).

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3. Termination.

3.1 Definitions. In this termination section, the following terms have the following meanings:

(a)	“Change of Control” means any of the following:

(i)

the acquisition, by whatever means, by a person (or two or more persons who in such acquisition have acted jointly or in concert or intend to exercise jointly or in concert any voting rights attaching to the securities acquired), directly or indirectly, of the beneficial ownership of such number of voting securities or rights to voting securities of the Company, which together with such person’s then owned voting securities and rights to voting securities, if any, represent (assuming the full exercise of such rights to voting securities) 50% or more of the combined voting power of the Company’s then outstanding voting securities and such person’s previously owned rights to voting securities;

(ii)

 an amalgamation, arrangement, merger, reorganization, or consolidation or other similar transaction or event, unless securities representing more than 50% of the total and combined voting power of the outstanding voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction;

(iii)

a change in the composition of the Company’s Board of Directors which occurs at a single meeting of the shareholders of the Company or upon the execution of a shareholders’ resolution, such that individuals who are members of the Board of Directors immediately prior to such meeting or resolution cease to constitute a majority on the Board of Directors as constituted immediately prior to such meeting or resolution, without the Board of Directors having approved of such change; or

(iv)

the consummation of a sale, lease, transfer or other disposition of all or substantially all of the Company’s assets other than to any wholly-owned subsidiaries of the Company, provided that an event will not constitute a “Change of Control” if its sole purpose is to change the jurisdiction of incorporation of the Company or to create a holding company or other corporation, partnership or trust that will be owned in substantially the same proportions by the persons who held the Company’s voting securities immediately before such event.

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(b)

“Disability” means any medical condition whatsoever (including physical or mental illness) which leads to the Executive’s absence from their job function for a continuous period of three months without the Executive being able to resume functions on a full-time basis at the expiration of such period and which, in light of the position held by the Executive, the parties agree would cause undue hardship to the Company. Unsuccessful attempts to return to work for periods of less than 15 days shall not interrupt the calculation of such three-month period;

(c)	“Good Reason” means the occurrence of any of the following events without the Executive’s prior written consent:

(i)

a material change in the Executive’s overall authority and responsibilities with the Company, including a material and fundamental change in the nature or scope of the duties of the Executive as Vice President, Evaluations (other than any temporary change resulting from incapacity due to physical or mental illness);

(ii)

a material change in the Executive’s position as an officer of the Company (but excluding any change in such position arising by reason of the Executive’s disqualification, under applicable law, from serving in such position);

(iii)	a material decrease in the Executive’s Base Salary or benefits;

(iv)

a material breach by the Company of any material provision of this Agreement, including, but not limited to, a breach of the obligations of the Company under Section 2 or 7 of this Agreement or any failure to timely pay any part of the Executive’s compensation hereunder, including, without limitation, the Executive’s Base Salary or Annual Bonus;

(v)

the Company requiring the Executive to be based in a location which is more than 40 kilometres from the Company’s current executive offices in Vancouver, British Columbia, provided that the Executive has not consented to such location.

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(d)	“Just Cause” means any action or omission that may constitute just cause at common law, and:

(i)

the Executive’s willful failure to substantially perform their duties (other than any such failure resulting from incapacity due to physical or mental illness) if not cured within 10 business days of receiving written notice from the Company detailing that failure;

(ii)	any material violation of the Company’s Code of Conduct and Ethics or other policies adopted by it from time to time;

(iii)

serious misconduct or default of the Executive directly related to the performance of their duties for the Company which results from a willful act or omission or from gross negligence and which is materially injurious to the operations, financial condition or business reputation of the Company;

(iv)	the Executive’s embezzlement, misappropriation or fraud, whether or not related to the Executive’s employment with the Company;

(v)	theft, fraud, dishonesty or misconduct of the Executive involving the property, business or affairs of the Company or its subsidiaries or in the carrying out of the Executive’s duties hereunder;

(vi)

conviction of the Executive for a criminal offence which has or may have a material adverse effect on the Company’s or its subsidiaries’ goodwill if the Executive is retained as an employee of the Company;

(vii)	the Executive’s willful unauthorized disclosure of Confidential Information as defined in Section 4.1(a) herein; and

(viii)	any action or omission of the Executive which in law would permit an employer to, without notice or payment in lieu of notice, terminate the employment of an employee.

3.2 Basic Termination Entitlements.

(a)	Upon termination of the Executive’s employment for any reason, the Executive or the Executive’s estate shall be entitled to receive the following (“Basic Termination Entitlements”):

(i)

any accrued but unpaid Base Salary, and any amounts required by the British Columbia Employment Standards Act that accrued but were unpaid prior to termination, which shall be paid on the pay date immediately following the termination date in accordance with the Company’s customary payroll procedures;

(ii)

any earned but unpaid bonus, which shall be paid on the otherwise applicable payment date; provided that, if the Executive’s employment is terminated by the Company for Just Cause, then any such accrued but unpaid bonus shall be forfeited; and

(iii)

reimbursement for unreimbursed business expenses properly incurred by the Executive, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy and the terms of Section 2.8 hereof.

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(b)	Upon termination of the Executive’s employment for any reason the Executive’s entitlements under the Plan will be determined by the terms of that plan.

3.3 Separation Package

(a)	Where required by termination circumstances defined in this Agreement, the Executive will be entitled to a separation package (“Separation Package”) consisting of:

(i)

a payment equal to two times the then-current annual Base Salary in lieu of notice of termination and inclusive of the Executive’s entitlement to termination pay in British Columbia under the British Columbia Employment Standards Act;

(ii)

a payment equal to two times the highest of: (x) the Executive’s “target” Annual Bonus, if any, for the fiscal year in which such termination occurs, under the applicable short-term incentive compensation plan or other annual cash bonus plan of the Company; and (y) the average Annual Bonus actually received by the Executive in the two immediately preceding fiscal years; and

(iii)

the Company shall continue to provide to the Executive and to the Executive’s eligible dependents with the same level of health benefits, including without limitation medical, dental, vision, accident, disability, life insurance and other such benefits in place prior to termination of employment until the earlier of: (i) twenty-four months after the effective date of such termination, or (ii) the date the Executive becomes eligible for comparable benefits under a similar plan, policy or program of a subsequent employer, on substantially the same terms and conditions (including contributions required by the Executive for such benefits, if any) as existed immediately prior to termination; provided that, if such continued participation is not feasible, the Company shall otherwise provide such benefits (via lump sum compensation or in kind) on the same after-tax basis as if continued participation had been permitted, which items (i) and (ii) of the Separation Package shall be payable in substantially equal installments over twenty four months following the applicable termination date in accordance with the Company’s payroll practice.

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3.4 Just Cause Termination. The Company may terminate the Executive’s employment at any time for Just Cause, without notice or compensation, except Basic Termination Entitlements as described in Section 3.2 and any additional minimum payments or other entitlements required in the circumstances the British Columbia Employment Standards Act, by providing the Executive with written reasons describing the grounds for Just Cause termination.

3.5 Resignation. The Executive may resign from employment with the Company by providing one month’s prior written notice (the “Resignation Notice”) of the effective date of their resignation. The Executive will continue to provide active service during the notice period unless the requirement for active service is expressly waived in whole or in part by the Company. The Company may, at any time following delivery of the Executive’s Resignation Notice, require the Executive to cease active service and refrain from attending the Company’s premises. This requirement will not be a termination of the Executive’s employment. Upon the effective date of resignation, the Executive will have no entitlement to compensation of any kind except as described in the Basic Termination Entitlements Section 3.2 and any additional entitlements required by the British Columbia Employment Standards Act.

3.6 Termination Without Just Cause. The Company may terminate the employment of the Executive at any time without Just Cause by providing the Executive with written notice, the Basic Termination Entitlements described in Section 3.2 and the Separation Package described in Section 3.3.

3.7 Termination for Good Reason.

(a)

The Executive may terminate employment for Good Reason by providing the Company with a written “Notice of Termination for Good Reason”. The Notice of Termination for Good Reason shall be provided to the Company within thirty days of the event giving rise to Good Reason and shall describe the nature of that event.

(b)

The Company shall have sixty days from receipt of the Notice of Termination for Good Reason to cure the event giving rise to Good Reason. If the Company does not cure that event within the sixty-day period, the Executive’s employment will terminate at the end of that period.

(c)

If the Executive’s employment is terminated for Good Reason, the Executive shall be entitled to receive the Basic Termination Entitlements set out in Section 3.2 and the Separation Package set out in Section 3.3.

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3.8 Change of Control.

(a)

If within 18 months following the occurrence of a Change of Control the Executive’s employment is terminated by the Company without Just Cause or terminated by the Executive for Good Reason, in lieu of the entitlements described in Section 3.6 or Section 3.7(c) the Executive shall be entitled to receive the Basic Termination Entitlements described in Section 3.2 and a separation package consisting of:

(i)	a lump-sum cash payment equal to two times the then-current annual Base Salary in lieu of notice of termination and inclusive of the Executive’s entitlement to termination pay;

(ii)

a lump-sum payment equal to two times the highest of: (x) the Executive’s “target” Annual Bonus, if any, for the fiscal year in which such termination occurs, under the applicable short-term incentive compensation plan or other annual cash bonus plan of the Company; and (y) the average Annual Bonus actually received by the Executive in the two immediately preceding fiscal years; and

(iii)

the Company or successor, as applicable, shall continue to provide to the Executive and to the Executive’s eligible dependents with the same level of health benefits, including without limitation medical, dental, vision, accident, disability, life insurance and other such benefits in place prior to termination of employment until the earlier of: (i) twenty-four months after the effective date of such termination, or (ii) the date the Executive becomes eligible for comparable benefits under a similar plan, policy or program of a subsequent employer, on substantially the same terms and conditions

(including contributions required by the Executive for such benefits, if any) as existed immediately prior to termination; provided that, if such continued participation is not feasible, the Company or successor, as applicable, shall otherwise provide such benefits (via lump sum compensation or in kind) on the same after-tax basis as if continued participation had been permitted.

(b)

Notwithstanding the terms of the Plan or any applicable award agreements, in the event of a “Change of Control”, immediately effective the date of such Change of Control, all unvested options or equity awards granted by the Company to the Executive during the term shall become fully and immediately exercisable.

3.9 Disability.

(a)	The Executive’s employment may be terminated by the Company due to Disability with 30 days’ notice to the Executive.

(b)	If this Agreement and the Executive’s employment is terminated due to Disability, the Executive will be entitled to Basic Termination Entitlements as described in Section 3.2 as well as:

(i)	any minimum termination pay amounts required by the British Columbia Employment Standards Act; and

(ii)	any benefits due to the Executive or the Executive’s beneficiaries under the Company policy or benefit plans.

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3.10 Death of the Executive. This Agreement and the Executive’s employment shall terminate upon the death of the Executive. If this Agreement and the Executive’s employment terminates due to the Executive’s death, the Executive’s estate will be entitled to Basic Termination Entitlements as described in Section 3.2, as well as any benefits due to the Executive or the Executive’s beneficiaries under the Company policy or benefit plans in effect from time to time.

3.11 Resignation of Executive from Board. In the event that the Executive’s employment is terminated for any reason, the Executive agrees to resign effective the termination date from any office or directorship held with or on behalf of the Company or a subsidiary, affiliated or related corporate entity. The Executive agrees that they shall execute any and all documents appropriate to evidence such resignations and that they will not be entitled to any additional payments or compensation of any kind as consideration for doing so.

3.12 Reimbursement for Termination Expenses. In the event the Executive’s employment is terminated: (a) by the Company without Just Cause, or (b) by the Executive for Good Reason, and the Company fails to make timely payment of the amounts owed to the Executive as a result of such termination under this Agreement, the Company shall reimburse the Executive for all reasonable legal fees, costs and expenses incurred by the Executive in connection with any proceedings brought in good faith by the Executive to enforce, or establish the Executive’s rights under, this Agreement to such amounts, provided that the Executive is successful on at least one material issue raised in such proceedings.

4. Confidentiality and Non-Disclosure.

4.1 In this section, the following terms have the following meanings:

(a)	“Confidential Information” means all information, data, documents, agreements, files and other materials in whatever form including, without limitation, in written, oral, visual or electronic form, which is disclosed or otherwise furnished by the Company or a subsidiary to the Executive in the course of the Executive’s employment, whether or not such information is marked confidential, that relates directly or indirectly to the Company’s or its subsidiaries’ respective business, properties and assets, operations, and trade secrets, including, without limitation:

(i)

all or any portion of analysis, notations, plans, compilations, reports, forecasts, studies, samples, statistics, summaries, interpretations and other documents created, developed, prepared, received, obtained, or generated or derived from such information, data, documents, agreements, files or other materials by the Executive in connection with the Executive’s employment; and

(ii)

other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used,

(b)

“Copies” means copies or records of any Confidential Information in whatever form including without limitation, notations, extracts, analysis, studies, plans, compilations or any other way of representing, recording or recalling information which contains, reflects, or is derived or generated from Confidential Information.

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4.2 The Executive shall only use the Confidential Information or Copies for the purpose of the Executive’s employment and shall not directly or indirectly, without the written authorization of the Company, either during the employment or at any time after termination of the employment, howsoever arising:

(a)	use any Confidential Information or make or use any Copies for the Executive’s own benefit or purposes, or for the benefit or purposes of any other person, company or organization whatsoever; or

(b)	disclose any Confidential Information or Copies to any person, company or other organization whatsoever.

4.3 The restrictions in Section 4.2 do not apply to any Confidential Information which:

(a)	is or becomes generally available to and known by the public, other than as a result of the Executive’s unauthorized disclosure or material breach of this Agreement;

(b)	was already in the Executive’s possession or available to the Executive on a non-confidential basis before the Executive’s employment commenced; or

(c)	has been or is independently developed by the Executive without violating any of the obligations under this Agreement or without use of, or reference to, the Confidential Information or Copies.

4.4 The Executive shall be responsible for protecting the confidentiality of the Confidential Information and shall:

(a)	keep the Confidential Information and Copies strictly confidential as long as they remain confidential;

(b)

use the Executive’s best efforts to prevent the use or communication of any Confidential Information or Copies by any person, company or organization (except for the purpose of the Executive’s employment, or as authorized in writing by the Company); and

(c)	inform the Company immediately on becoming aware or suspecting that any unauthorized person, company or organization knows or has used any Confidential Information or Copies.

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4.5 If, either during or after the Executive’s employment, the Executive is compelled or required to disclose any Confidential Information or Copies by law or court order or pursuant to any requirement, request or process of any legal, regulatory or governmental authority, the Executive shall:

(a)	give the Company prompt prior written notice of such requirement, request or process so that the Company may seek, at its sole cost and expense, an appropriate protective order or other remedy; and

(b)	cooperate with the Company, at the Company’s sole cost and expense, to obtain such protective order or other remedy.

4.6 All Confidential Information and Copies are the property of the Company. On termination of the Executive’s employment, or at the request of the Company at any time during the Executive’s employment, the Executive shall:

(a)	promptly return all Confidential Information and Copies to the Company;

(b)

promptly irretrievably delete and destroy any and all Confidential Information and Copies stored on any electronic means of storage, including personal computer networks, personal email accounts or personal accounts on websites, and all matter derived from such sources which is in the Executive’s possession or under the Executive’s control; and

(c)	at the Company’s request after termination, promptly certify that the Executive has complied fully with the Executive’s obligations under this clause.

5. Proprietary Ownership of Intellectual Property.

5.1 In this section, the following terms have the following meanings:

(a)

“Intellectual Property” means Confidential Information, Copies, copyright works, trade-marks, industrial designs, design rights, inventions (whether patentable or not), unpublished patent applications, inventive ideas, discoveries, innovations, developments, or improvements thereto, or any other intellectual property rights relating to any of the foregoing, whether registered or non-registered, whether or not reduced to written form or practice, within the scope of the Company’s and its subsidiaries’ business activities; and

(b)

“Pre-existing Intellectual Property Rights” means all intellectual property rights owned by the Executive, or by the Executive jointly with any third parties, that were created or invented by the Executive prior to the period of the Executive’s employment with the Company and relate in any way to the business or contemplated business, products, activities, research or development of the Company or its subsidiaries, including but not limited to any invention, industrial design or copyright work and any registrations and applications arising from or related to the foregoing.

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5.2 The Executive acknowledges and agrees that:

(a)

all rights, title and interest in any Intellectual Property, and any improvements thereto, that the Executive conceives, develops, invents, authors, creates or contributes to the creation or improvement of, in whole or in part, during the term of the Executive’s employment are, will be and shall remain the exclusive property of the Company;

(b)

the Executive shall have no interest in the Intellectual Property, notwithstanding that the Executive may have conceived, developed, authored, created or contributed to the creation or improvement of the same, solely or jointly with others, during or after the Executive’s working hours, at the Company’s premises or elsewhere, with or without use of the Company’s property, equipment or supplies; and

(c)

Section 5.2(b) does not apply in respect of any invention or copyright for which no equipment, supplies, facility, Intellectual Property or Confidential Information of the Company was used, which was developed entirely on the Executive’s own time, and which does not:

(i)	relate to the business of the Company;

(ii)	relate to the Executive’s actual or demonstrably anticipated processes, research or development; or

(iii)	result from any work performed by the Executive for the Company.

5.3 The Executive agrees to:

(a)

immediately disclose to the Company in writing all Intellectual Property that the Executive conceives, develops, invents, authors, creates or contributes to the creation or improvement of, in whole or in part, during the term of the Executive’s employment;

(b)

assign to the Company any right, title or interest the Executive has or may have in the future in such Intellectual Property that the Executive conceives, develops, invents, authors, creates or contributes to the creation or improvement of, in whole or in part, including any inventions, patents, patent applications, copyright works, industrial designs or any other form of Intellectual Property;

(c)	irrevocably and unconditionally waive and not assert any and all moral rights that the Executive may now have or may have in the future to any such Intellectual Property; and

(d)

execute any instruments or documents and perform all acts deemed necessary by the Company, both during and after the Executive’s employment ends, to permit and assist the Company, at the Company’s expense, to draft, prepare, obtain, maintain, defend and enforce any patents, copyrights, industrial designs and other intellectual property rights resulting from such Intellectual Property.

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6. Non-Competition and Non-Solicitation Obligations.

6.1 Definitions. In this section, the following terms have the following meanings:

(a)

“Business” means the business focused on the acquisition and management of precious metals royalties, streams and similar interests at varying stages of the mine life cycle, such as was carried on by the Company during the period of the Executive’s employment;

(b)

“employee of the Company” means an employee who is employed by the Company or any of its subsidiaries at the date of the termination of the Executive’s employment or at any time during the 6-month period prior to the date of the termination of the Executive’s employment and at the time of the attempted or actual recruitment, solicitation or inducement; and

(c)	“Geographic Area” means the geographic area in which the Company carried on business during the last six months of the Executive’s employment.

6.2 The Executive agrees that during the Executive’s employment and for 12 months after termination of the Executive’s employment, the Executive shall not without the prior written authorization of the Company, either directly or indirectly, on the Executive’s own behalf or on the behalf of any other person, firm or business identity, recruit, solicit, persuade or otherwise induce or attempt to recruit, solicit, persuade or induce any person who is an employee of the Company or any of its subsidiaries to terminate their contract of employment with the Company or any of its subsidiaries.

6.3 The Executive agrees that during the Executive’s employment, the Executive shall not without the prior written authorization of the Company, either directly or indirectly, on the Executive’s own behalf or on the behalf of any other person, firm or business identity, within the Geographic Area, be engaged in, concerned with or interested in any company or business entity that is engaged in Business competitive to the Company or any of its subsidiaries.

6.4 The Executive further agrees and acknowledges that the Executive will not, during the term of this Agreement or the term that the Executive serves as a director or officer of the Company or any of its subsidiaries and for a period of one year after the later thereof, appropriate for the Executive’s benefit or for any organization or person by which the Executive are is employed or retained, any property or business opportunity of the Company or its subsidiaries that had arisen through the use of Company property, information or by virtue of the Executive’s position with the Company or any of its subsidiaries or provision of services to the Company and its subsidiaries.

6.5 This section shall not be construed so as to restrict the Executive’s right to accept employment with or to engage in any business that is not competitive with the Business of the Company.

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7. Indemnification.

7.1 The Company shall indemnify the Executive, to the maximum extent permitted by law, against all costs, charges and expenses, including, without limitation, all amounts paid to settle any action or satisfy any judgment, reasonably incurred by the Executive in respect of any civil, criminal, administrative, investigative or other proceeding (collectively, a “Proceeding”) in which the Executive is involved because of the Executive’s association with the Company if:

(a)	the Executive acted honestly and in good faith with a view to the best interests of the Company; and

(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Executive had reasonable grounds for believing that the Executive’s conduct was lawful.

8. Survival. The respective rights and obligations of the parties hereunder shall survive any termination of the Executive’s employment to the extent necessary to preserve such rights and obligations. For greater certainty, notwithstanding anything to the contrary in this Agreement, the parties hereto acknowledge and agree that Sections 3, 4, 5, 6, 7, 8, 9, 10, 11, 12 and 13 shall survive the termination of the Executive’s employment with the Company and remain in full force and effect.

The Executive’s obligations set out in Section 4, Section 5 and Section 6 shall survive and remain in effect, notwithstanding any changes to the terms of the Executive’s employment or the termination of the Executive’s employment, whether the termination is initiated by the Executive, by the Company on a with or without cause basis, or by mutual agreement, or whether the termination is lawful or unlawful. The Executive’s obligations and the Company’s rights set out under Section 5 are binding on the Executive’s assigns, heirs, executors and other representatives.

9. Notices. Any notice or other communication under this Agreement shall be in writing and delivered either personally, by email of a PDF document (with confirmation of transmission), by registered mail (postage prepaid) or by nationally recognized courier (with all fees prepaid).

Delivery of a notice or communication shall be made:

(a)	if to the Company, at:

1030 West Georgia Street, Suite 1830

Vancouver, British Columbia V6E 2Y3

Email: jman@goldroyalty.com

Attention: Chief Financial Officer

(b)	if to the Executive, at the last address of the Executive in the records of the Company and its subsidiaries

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If delivered personally or by courier service, a notice or communication shall be deemed to have been received on the date of delivery. If sent by registered mail, a notice or communication shall be deemed to have been received on the third day following the date of mailing. If sent by email of a PDF document, a notice or communication shall be deemed to have been received on the date of transmission, provided that if the date of transmission is not a business day, then it shall be deemed to have been received on the following business day.

Either party to this Agreement may designate a change in address or other contact information by providing notice to the other pursuant to this section.

10. Successors and Assigns. This Agreement enures to the benefit of the Company and its affiliates and subsidiaries and parent companies and each of their respective successors. This Agreement is personal to the Executive and shall not be subject to voluntary or involuntary assignment or transfer by the Executive.

11. Remedies. The Executive acknowledges and agrees that monetary damages might not be a sufficient remedy for any breach of this Agreement by the Executive and that, in addition to all other remedies available at law, the Company shall be entitled to seek injunctive or other equitable relief as a remedy for any such breach.

12. Interpretation.

12.1 Severability. The paragraphs of this Agreement are separate and distinct covenants, severable from each other. If a covenant is determined to be invalid or unenforceable, such invalidity or unenforceability shall apply to the covenant only to the extent of that invalidity or unenforceability and shall not affect the validity or enforceability of any other covenant.

12.2 Extended Meanings. For the purposes of this Agreement, words in the singular include the plural, words in the plural include the singular, words importing the use of any gender include all genders where the context or party referred to require, and the rest of the provision is to be construed as if the necessary grammatical and terminological changes had been made.

12.3 Headings. The headings in this Agreement identifying various sections, paragraphs, subsections and clauses are inserted for convenience or reference only and are in no way intended to describe, interpret, define, affect the construction of or limit the scope, extent or intent of this Agreement or any provision of this Agreement.

12.4 Entire Agreement. This Agreement constitutes the entire agreement of the parties regarding the employment of the Executive by the Company and supersedes all prior written or oral agreements, negotiations or representations between the parties, including, but not limited to, the Old Agreement.

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12.5 Amendment and Waiver. Any amendment to this Agreement must be in writing and executed by both parties. No waiver of any provision in this Agreement shall be deemed or constitute a waiver of any other provision.

12.6 Governing Law. This Agreement and all matters arising out of or relating to this Agreement are governed by, and construed in accordance with, the laws of the Province of British Columbia, and the federal laws of Canada applicable therein.

12.7 Common Law Obligations Preserved. Nothing in this Agreement shall be interpreted so as to limit any obligations owing by the Executive to the Company as a matter of common law. Nothing contained in this Agreement shall be construed to reduce or limit the Company’s right, title or interest in any Intellectual Property so as to be less in any respect than the Company would have had in the absence of this Agreement.

13. Independent Legal Advice. The Executive acknowledges that the Company has provided the Executive with a reasonable opportunity to obtain independent legal advice regarding this Agreement, and that the Executive has reviewed and understands its terms.

[signature page follows]

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IN WITNESS WHEREOF, the undersigned Executive has executed this Agreement this day of January 1, 2022, in the City of Vancouver, in the Province of British Columbia.

/s/ Samuel Mah
SAMUEL MAH

IN WITNESS WHEREOF, the Company, by its duly authorized representatives, has executed this Agreement this day of January 1, 2022, in the City of Vancouver, in the Province of British Columbia.

GOLD ROYALTY CORP.

By:	/s/ David Garofalo
Name:	David Garofalo

Title:	Chief Executive Officer

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